Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… April 17, 2025 News Release

STATE STREET REPORTS FIRST QUARTER 2025 EPS OF $2.04
% changes noted below reflect year-over-year 1Q comparisons
TOTAL REVENUE UP 5% WITH FEE REVENUE UP 6%
•SERVICING FEES UP 4%; MANAGEMENT FEES UP 10%; FRONT OFFICE SOFTWARE AND DATA REVENUE UP 10%
EXPENSES DOWN 3%; UP 3% EX-NOTABLES(a)
POSITIVE FEE AND TOTAL OPERATING LEVERAGE
EPS OF $2.04, INCREASED 49%; UP 21% EX-NOTABLES(a)

Ron O'Hanley, Chairman and Chief Executive Officer: "Our first quarter results reflect cross-firm growth, strong financial performance and a solid start to the year. Through broad-based year-over-year fee revenue growth and continued expense discipline, we achieved positive fee and total operating leverage alongside healthy pre-tax margin expansion, all while continuing to return capital to our shareholders."

O'Hanley continued: "The world’s investors and the global economy are now navigating through a period of geopolitical and government policy uncertainty around trade, deficits, tax, and deregulation. State Street has a long-standing history of resilience and adaptability, which has seen us through many challenging operating environments and has equipped us to effectively support our clients."

O'Hanley concluded: "As we look ahead, our conviction in our strategy remains, underpinned by our financial strength and ability to support our clients. While the current operating environment requires us to be adaptable and agile, and to be prepared for a wide range of scenarios, I firmly believe that we have the correct strategy in place to continue to deliver sustained growth for our shareholders over the long term. Importantly, the current environment provides a unique opportunity for us to demonstrate the strength and effectiveness of our value proposition to clients."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q25	4Q24	1Q24	% QoQ		% YoY
Income statement:
Total fee revenue	$2,570	$2,662	$2,422	(3)%		6%
Net interest income	714	749	716	(5)		(0)
Other income	—	1	—	nm		—
Total revenue	3,284	3,412	3,138	(4)		5
Provision for credit losses	12	12	27	—		(56)
Total expenses	2,450	2,440	2,513	0		(3)
Net income	644	783	463	(18)		39

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.04	$2.46	$1.37	(17)%		49%
Return on average common equity (ROE)	10.6%	12.7%	7.7%	(2.1)%	pts	2.9%	pts
Pre-tax margin	25.0	28.1	19.1	(3.1)%	pts	5.9%	pts
AUC/A ($ billions)(1)	$46,733	$46,557	$43,912	—%		6%
AUM ($ billions)(1)	4,665	4,715	4,299	(1)		9

(1) As of period-end.

(a) See "1Q25 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

1Q25 HIGHLIGHTS
(All comparisons are to 1Q24, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 6% to $46.7 trillion, mainly due to higher quarter-end market levels and flows
•Investment Management AUM as of quarter-end increased 9% to $4.7 trillion, mainly driven by higher quarter-end market levels and net inflows

New business and strategy execution(a)
•New wins in 1Q25
◦New servicing fee revenue wins: New servicing fee revenue wins of $55 million, the majority of which were driven by back office wins
◦AUC/A wins: New servicing AUC/A wins of $182 billion
▪Approximately $86 billion of new servicing AUC/A wins driven by State Street Alpha®
•To be installed in future periods as of 1Q25
◦Servicing fee revenue to be installed: Quarter-end servicing fee revenue of $356 million to be installed in future periods
◦AUC/A to be installed: Quarter-end AUC/A of $3.1 trillion to be installed in future periods
•State Street Alpha: Reported 1 new mandate win in 1Q25
•Front Office Software and Data: Annual recurring revenue (ARR) increased approximately 15%, driven by SaaS client conversions and implementations
•Investment Management: Continued ETF momentum and market share gains in U.S. Low Cost ETF suite, as well as inflows across Fixed Income, Gold and EMEA products. Global Advisors expanded its global capabilities and investor access to innovative products, including alternatives, through key partnerships and product launches
•
Revenue
•Total revenue increased 5%, driven by higher Fee revenue
•Fee revenue increased 6%, reflecting broad-based strength across the franchise
◦Servicing fees increased 4%
◦Management fees increased 10%
◦FX trading services increased 9%
◦Securities finance increased 19%
◦Software and processing fees increased 9%
◦Other fee revenue decreased 36%
•Net interest income (NII) was flat, as higher investment security yields and continued loan growth were offset by lower average short-end rates and a deposit mix shift

(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and revenue to be installed, and Front office software and data ARR.

Expenses
•Total expenses decreased 3%, reflecting the absence of a prior-year notable item. Excluding notable items,(a) total expenses increased 3%, primarily reflecting higher business investments, partially offset by savings
•Compensation and employee benefits increased 1%
•Information systems and communications increased 15%
•Transaction processing services increased 4%
•Occupancy flat
•Other expenses decreased 34%, and excluding notables,(a) decreased 4%(b)

Notable items

(Dollars in millions, except EPS amounts)	1Q25	4Q24	1Q24

Deferred compensation expense acceleration(c)	$—	$(79)	$—

FDIC special assessment(d)	—	31	(130)

Repositioning charges and other notable items (net)(e)	—	(10)	—

Total notable items (pre-tax)	$—	$(58)	$(130)

Income tax impact from notable items	—	(17)	(31)

EPS impact	$—	$(0.14)	$(0.32)

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.0% decreased 0.1% points compared to 1Q24, primarily driven by higher risk-weighted assets (RWA) and continued capital return, partially offset by capital generated from earnings and an improvement in accumulated other comprehensive income (AOCI). CET1 ratio increased 0.1% points compared to 4Q24, primarily due to capital generated from earnings, partially offset by higher RWA from Securities finance and increased loan balances as well as continued capital return
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, and LCR for State Street Bank and Trust was approximately 139%
•In 1Q25, State Street returned a total of $320 million of capital to common shareholders, including $100 million of common share repurchases and $220 million (or $0.76 per share) of declared dividends

(a) See "1Q25 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) Other expenses in 1Q24 included a notable item related to the FDIC special assessment of $130M. Excluding this notable item, 1Q25 GAAP Other expenses of $276M was down 4% compared to 1Q24 adjusted Other expenses of $288 million.
(c) 4Q24 deferred compensation expense acceleration of $79 million related to prior period incentive compensation awards to align State Street's deferred pay mix with peers.
(d) 1Q24 FDIC special assessment of $130 million reflected in Other expenses. 4Q24 FDIC special assessment release of $31 million reflected in Other expenses.
(e) 4Q24 repositioning charges and other notable items (net) of $10 million represents $13 million reflected in Occupancy and $12 million reflected in Other expenses associated with operating model changes, partially offset by a $15 million release reflected in Compensation and employee benefits.

MARKET DATA
The following table provides a summary of selected historical financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)(1)	1Q25	4Q24	1Q24	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(2)(3)	$46,733	$46,557	$43,912	—%	6%
Assets under Management (AUM)(3)	4,665	4,715	4,299	(1)	9

Market Indices:(4)
S&P 500 EOP	5,612	5,882	5,254	(5)	7
S&P 500 Daily Average	5,895	5,907	4,993	—	18
MSCI EAFE EOP	2,401	2,262	2,349	6	2
MSCI EAFE Daily Average	2,395	2,334	2,263	3	6
MSCI Emerging Markets EOP	1,101	1,075	1,043	2	6
MSCI Emerging Markets Daily Average	1,104	1,117	1,010	(1)	9
MSCI ACWI EOP	827	841	784	(2)	6
MSCI ACWI Daily Average	856	853	749	—	14
Bloomberg Global Aggregate Bond Index EOP	476	463	462	3	3
Bloomberg Global Aggregate Bond Index Daily Average	469	472	461	(1)	2

Foreign Exchange Volatility Indices:(4)
CBOE Volatility Index (VIX) Daily Average	18.5	17.4	13.7	7	35
JPM G7 Volatility Index Daily Average	8.5	8.7	7.3	(2)	18
JPM Emerging Market Volatility Index Daily Average	8.3	9.1	6.9	(8)	21

Specials Volumes:(4)
S&P Global Industry Specials Average Volume	72,728	73,823	64,606	(1)	13
S&P U.S. Industry Specials Average Volume	36,777	40,508	33,080	(9)	11

Average Foreign Exchange Rates:
EUR vs. USD	1.053	1.066	1.086	(1)	(3)
GBP vs. USD	1.260	1.281	1.268	(2)	(1)
(1) Historical financial information may not be indicative of future financial information.
(2) Includes quarter-end assets under custody of $33,837 billion, $33,805 billion and $32,159 billion, as of 1Q25, 4Q24, and 1Q24, respectively.
(3) As of period-end.
(4) The index names listed are service marks of their respective owners. S&P Global Specials and S&P U.S. Specials Volumes sourced from S&P Global Market Intelligence.
INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	1Q25	4Q24	3Q24	2Q24	1Q24
North America - (U.S. Domiciled) Morningstar Direct Market Data:(1)(2)
Long-term Funds	$(149)	$(129)	$(117)	$(111)	$(3)
Money Market	79	376	230	62	31
ETF	291	427	288	206	191
Total Flows(3)	$221	$673	$401	$157	$219

EMEA - Morningstar Direct Market Data:(1)(4)
Long-term Funds	$96	$108	$82	$52	$7
Money Market	70	73	107	39	29
ETF	94	85	66	57	47
Total Flows(3)	$260	$265	$255	$148	$83

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 1Q25 data for North America includes actuals for January and February 2025 and Morningstar estimates for March 2025.
(3) Line items may not sum to total due to rounding.
(4) 1Q25 data for EMEA is on a rolling three-month basis for December 2024 through February 2025, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	1Q25	4Q24	1Q24	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$15,430	$15,266	$14,694	1%	5%
Mutual funds	12,143	12,301	11,552	(1)	5
Pension products	9,377	9,386	8,800	(0)	7
Insurance and other products	9,783	9,604	8,866	2	10
Total Assets Under Custody and/or Administration	$46,733	$46,557	$43,912	0%	6%
By asset class:
Equities	$27,508	$27,535	$25,909	(0)%	6%
Fixed-income	11,900	11,933	11,368	(0)	5
Short-term and other investments(2)	7,325	7,089	6,635	3	10
Total Assets Under Custody and/or Administration	$46,733	$46,557	$43,912	0%	6%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q25 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2024	$3,007	$616	$518	$374	$200	$4,715
Net asset flows:
Long-term institutional(2)	(21)	(7)	—	13	—	(15)
ETF	(16)	9	—	—	8	1
Cash fund	—	—	1	—	—	1
Total flows, net	$(37)	$2	$1	$13	$8	$(13)
Market appreciation/(depreciation)	(84)	8	(2)	(1)	14	(65)
Foreign exchange impact	15	7	1	4	1	28
Total market and foreign exchange impact	$(69)	$15	$(1)	$3	$15	$(37)

Ending balance as of March 31, 2025	$2,901	$633	$518	$390	$223	$4,665

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	1Q25	4Q24	3Q24(1)	2Q24(1)	1Q24(1)
Beginning balance	$4,715	$4,732	$4,369	$4,299	$4,102
Net asset flows:
Long-term institutional(2)	(15)	26	9	(8)	(24)
ETF	1	65	37	6	1
Cash fund	1	(27)	54	(4)	9
Total flows, net	$(13)	$64	$100	$(6)	$(14)
Market appreciation/(depreciation)	(65)	1	208	83	243
Foreign exchange impact	28	(82)	55	(7)	(32)
Total market and foreign exchange impact	$(37)	$(81)	$263	$76	$211

Ending balance	$4,665	$4,715	$4,732	$4,369	$4,299

(1) AUM for passive alternative investments has been revised from prior presentations.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q25	4Q24	1Q24	% QoQ	% YoY
Servicing fees	$1,275	$1,283	$1,228	(0.6)%	3.8%
Management fees	562	576	510	(2.4)	10.2
Foreign exchange trading services	362	360	331	0.6	9.4
Securities finance	114	118	96	(3.4)	18.8
Front office software and data	158	197	144	(19.8)	9.7
Lending related and other fees	67	62	63	8.1	6.3
Software and processing fees	225	259	207	(13.1)	8.7
Other fee revenue	32	66	50	(51.5)	(36.0)
Total fee revenue	$2,570	$2,662	$2,422	(3.5)%	6.1%

Net interest income	714	749	716	(4.7)%	(0.3)%
Other income	—	1	—	nm	—
Total Revenue	$3,284	$3,412	$3,138	(3.8)%	4.7%

Net interest margin (FTE)(1)	1.00%	1.07%	1.13%	(0.07)%	(0.13)%
(1) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 4% compared to 1Q24, as higher average market levels, net new business and client activity were partially offset by normal pricing headwinds. Servicing fees decreased 1% compared to 4Q24, mainly due to lower client activity/adjustments, including asset mix shift, and normal pricing headwinds, partially offset by net new business.

Management fees increased 10% compared to 1Q24, driven by higher average market levels and net inflows from prior periods. Management fees decreased 2% compared to 4Q24, driven by the absence of performance fees and day count.

Foreign exchange trading services increased 9% compared to 1Q24, primarily due to higher volumes. Foreign exchange trading services increased 1% compared to 4Q24, supported by higher volumes, partially offset by lower spreads.

Securities finance increased 19% compared to 1Q24, largely driven by higher client lending balances, partially offset by lower Agency spreads. Securities finance decreased 3% compared to 4Q24, including lower Agency spreads.

Software and processing fees increased 9% compared to 1Q24, primarily driven by higher Front office software and data revenue associated with CRD. Software and processing fees decreased 13% compared to 4Q24, largely due to lower On-premises renewals, partially offset by higher Lending related and other fee revenue.
•Front office software and data increased 10% compared to 1Q24, primarily driven by continued growth in Software-enabled revenue. Front office software and data decreased 20% compared to 4Q24, mainly due to lower On-premises renewals
•Lending related and other fees increased 6% compared to 1Q24 and increased 8% compared to 4Q24, driven in part by continued growth of the portfolio in support of client demand
Other fee revenue decreased $18 million compared to 1Q24 and decreased $34 million compared to 4Q24, largely due to lower FX and market-related adjustments.

Net interest income was flat compared to 1Q24, as higher investment security yields and continued loan growth were offset by lower average short-end rates and a deposit mix shift. Compared to 4Q24, NII decreased 5%, largely due to a deposit mix shift, lower average short-end rates, and day count.

Total revenues were negatively impacted by currency translation of $26 million and $13 million compared to 1Q24 and 4Q24, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q25	4Q24	1Q24	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$183	$171	$150	7.0%	22.0%
Provision for credit losses	12	12	27	—	(55.6)
Charge-offs	(9)	—	(31)	nm	(71.0)
Ending Balance	$186	$183	$146	1.6%	27.4%
Total provision for credit losses was $12 million in 1Q25, primarily reflecting an increase in loan loss reserves associated with certain commercial real estate loans.

EXPENSES

(Dollars in millions)	1Q25	4Q24	1Q24	% QoQ		% YoY
Compensation and employee benefits	$1,262	$1,212	$1,252	4.1%		0.8%
Information systems and communications	497	480	432	3.5		15.0
Transaction processing services	258	245	248	5.3		4.0
Occupancy	103	123	103	(16.3)		—
Amortization of other intangible assets	54	54	60	—		(10.0)
Other	276	326	418	(15.3)		(34.0)
Total Expenses	$2,450	$2,440	$2,513	0.4%		(2.5)%
Total expenses, excluding notable items(1)	$2,450	$2,382	$2,383	2.9%		2.8%

Effective tax rate	21.7%	18.4%	22.5%	3.3%	pts	(0.8)%	pts
(1) See "1Q25 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Compensation and employee benefits increased 1% compared to 1Q24, mainly due to higher performance-based incentive compensation and salaries, partially offset by savings associated with operating model transformation. Compared to 4Q24, Compensation and employee benefits increased 4%, primarily driven by seasonal deferred incentive compensation expenses, partially offset by the absence of prior-period notable items and lower performance-based incentive compensation. Excluding notable items,(a) Compensation and employee benefits increased 10% compared to 4Q24.

Information systems and communications increased 15% compared to 1Q24 and increased 4% compared to 4Q24, largely related to higher technology and infrastructure investments.

Transaction processing services increased 4% compared to 1Q24, mainly due to higher market data and sub-custody costs. Transaction processing services increased 5% compared to 4Q24, primarily reflecting higher sub-custody costs from the absence of vendor credits.

Occupancy was flat compared to 1Q24. Compared to 4Q24, Occupancy decreased 16%, mainly driven by the absence of one-time repositioning charges. Excluding notable items,(a) Occupancy decreased 6% compared to 4Q24, driven by the absence of one-time costs in 4Q24.

Other expenses(b) decreased 34% compared to 1Q24, primarily due to the absence of a prior-period notable item. Excluding notable items,(a) Other expenses decreased 4% compared to 1Q24 mainly due to the timing of foundation funding. Other expenses decreased 15% compared to 4Q24, mainly reflecting the absence of prior quarter episodic client-related costs, lower professional services and marketing costs, partially offset by the absence of prior quarter notable items. Excluding notable items,(a) Other expenses declined 20% compared to 4Q24.

Total expenses were positively impacted by currency translation of $19 million and $11 million compared to 1Q24 and 4Q24, respectively.
(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) Other expenses in 1Q24 included a notable item related to the FDIC special assessment of $130M. Other expenses in 4Q24 included notable items related to a reduction in the special assessment from the FDIC of $31M, and charges related to operating model changes of $12M. Excluding this notable item, 1Q25 GAAP Other expenses of $276M was down 4% compared to 1Q24 adjusted Other expenses of $288M and down 20% compared to 4Q24 adjusted Other expenses of $345M.

TAXES
The effective tax rate of 21.7% in 1Q25 decreased from 22.5% in 1Q24, primarily due to benefits attributable to stock-based compensation. Compared to 4Q24, the effective tax rate increased from 18.4% due to lower discrete benefits in the quarter.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	1Q25	4Q24	1Q24
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.0%	10.9%	11.1%
Tier 1 capital ratio	13.8	13.2	13.2
Total capital ratio	15.3	14.8	14.9

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.5	12.0	11.7
Tier 1 capital ratio	15.7	14.5	13.9
Total capital ratio	17.3	16.1	15.6

Tier 1 leverage ratio	5.5	5.2	5.4
Supplementary leverage ratio	6.5	6.2	6.5

Liquidity coverage ratio (LCR) (1)	106%	107%	107%
LCR - State Street Bank and Trust (1)	139%	134%	130%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 11.0% decreased 0.1% points compared to 1Q24, primarily driven by higher RWA and continued capital return, partially offset by capital generated from earnings and an improvement in AOCI. CET1 ratio increased 0.1% points compared to 4Q24, primarily due to capital generated from earnings, partially offset by higher RWA from Securities finance and increased loan balances as well as continued capital return.

Tier 1 leverage ratio at quarter-end of 5.5% increased 0.1% points compared to 1Q24 and increased 0.3% points compared to 4Q24, mainly driven by higher preferred equity and capital generated from earnings, partially offset by higher average balance sheet levels.

LCR for State Street Corporation was approximately 106%, down 1% point compared to 1Q24 and 4Q24. LCR for State Street Bank and Trust was approximately 139%, up 9% points compared to 1Q24 and up 5% points from 4Q24.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Thursday, April 17, 2025, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (805) 309-0220. The Participant Passcode is 5051317#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 1Q25, State Street expects to publish its updates during the period beginning today and ending on or about May 10, 2025 and on or about May 15, 2025 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $46.7 trillion in assets under custody and/or administration and $4.7 trillion* in assets under management as of March 31, 2025, State Street operates globally in more than 100 geographic markets and employs approximately 53,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2025 includes approximately $106 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Servicing fee revenue wins/backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.

•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $326 million, $375 million, and $373 million in 1Q24, 4Q24, and 1Q25, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q25. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-over-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of U.S. domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 1Q25 data for North America (U.S. domiciled) includes Morningstar actuals for January and February 2025 and Morningstar estimates for March 2025.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 1Q25 data for Europe is on a rolling three-month basis for December 2024 through February 2025, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade policy or the trade policy of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally, actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other assets classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant global operations, and clients, that can be adversely impacted by disruptions in key economies, including local, regional and geopolitical developments affecting those economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political and regulatory scrutiny of asset management, stewardship and corporate sustainability or Environmental, Social and Governance (ESG) practices;

•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2024 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.